Exhibit 10(m)

EXECUTION FINAL

ASSET PURCHASE AGREEMENT

DATED AS OF AUGUST 13, 2013

BY AND AMONG

VIDEO DISPLAY CORPORATION,

AYDIN DISPLAYS, INC.

AND

SPARTON AYDIN, LLC

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2

EXHIBITS

EXHIBIT A – Escrow Agreement

EXHIBIT B – Transition Services Agreement

EXHIBIT C – Purchase Price Allocation

EXHIBIT D – Teltron Lease

EXHIBIT E – Lease Termination Agreement

EXHIBIT F – Treatment of Expenses

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 13, 2013 is made by and among Aydin Displays, Inc., a Georgia corporation (the “Seller”), Video Display Corporation, a Georgia corporation (“Shareholder”) and Sparton Aydin, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

Seller is engaged in the business of design, manufacturing and marketing of customized specialty rugged LCD display technology (the “Business”).

Shareholder owns all of the issued and outstanding shares of capital stock of Seller.

Seller desires to sell and Buyer desires to purchase substantially all of the assets used or held for use by Seller in the operation of the Business upon the terms and subject to the conditions set forth herein.

The parties, intending to be legally bound hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement the following terms shall have the following respective meanings:

“Accounts Payable” shall mean all of Seller’s trade accounts payable (including all trade accounts payable with respect to goods and services received by Seller but for which invoices have not yet been received by Seller) that arise from the conduct of the Business and relate to the period prior to the Closing Date.

“Accounts Receivable” shall mean all of Seller’s trade and other accounts receivable and tooling receivables that arise from the conduct of the Business and relate to the period prior to the Closing Date.

“Acquisition Agreement” shall mean an agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Alternative Proposal.

“Action” shall mean any action, suit, arbitration, inquiry, hearing, proceeding or investigation by or before any court of competent jurisdiction, governmental or other regulatory or administrative agency or commission or arbitral panel.

“Actual EBITDA” shall have the meaning as set forth in Section 2.13(e).

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls,

or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement and shall include, without limitation, the Escrow Agreement, the Teltron Lease and Transition Services Agreement.

“Arbitration Notice” shall have the meaning as set forth in Section 10.11(b) hereof.

“Assumed Liabilities” shall have the meaning as set forth in Section 2.10 hereof.

“Books and Records” shall mean all of Seller’s books, records, ledgers, files, data bases, documents, promotional materials, studies, reports, and other printed or written materials relating to the Purchased Assets and the operations of the Business as of the Closing Date, and those employees of Seller who subsequent to the Closing are employed by Buyer or its Affiliates.

“Business” shall have the meaning set forth in the first recital hereof.

“Business Day” means any day other than Saturday or Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Basket Exclusions” shall have the meaning as set forth in Section 8.4(a) hereof.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2 hereof.

“Buyer’s Expenses” shall mean all reasonable and documented out of pocket fees and expenses (including of counsel, advisors, accountants and investment bankers) incurred in connection with this Agreement and the transactions contemplated thereby, including any litigation with respect thereto.

“Cash” shall mean all cash, time deposits, certificates of deposit, marketable securities, short-term investments and other cash equivalents of Seller.

“Closing” shall have the meaning set forth in Section 2.5 hereof.

“Closing Date” shall have the meaning set forth in Section 2.5 hereof.

“Closing Working Capital” shall have the meaning as set forth in Section 2.8(a) hereof.

“Closing Working Capital Statement” shall have the meaning set forth in Section 2.8(c) hereof.

“COBRA” shall have the meaning as set forth in Section 5.7 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Confidentiality Agreement” shall have the meaning given in Section 5.1 hereof.

“Contracts” shall mean all existing contracts, agreements, commitments, leases, subleases, licenses, sublicenses and similar arrangements of Seller, whether written or oral, and all rights thereunder, arising from the conduct of the Business (including, without limitation, the contracts set forth on Schedule 3.16 hereto) and all contracts, agreements, commitments, leases, subleases, licenses, sublicenses and similar arrangements of Seller, whether written or oral, and all rights thereunder, arising from the conduct of the Business that are entered into in the Ordinary Course of Business between the date of this Agreement and the Closing Date.

“Current Assets” means the current assets of the Business included in the line items set forth on Schedule 2.8 and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Schedule 2.8 and only to the extent assumed pursuant to the terms of this Agreement.

“Dispute” shall have the meaning set forth in Section 10.11(a) hereof.

“Earnout Dispute Notice” shall have the meaning as set forth in Section 2.13(b) hereof.

“Earnout Disputed Item” shall have the meaning as set forth in Section 2.13(b) hereof.

“Earnout Payment” shall mean an amount of up to $6,600,000.

“EBITDA Notice” shall have the meaning as set forth in Section 2.13(a) hereof.

“EBITDA Payment” shall have the meaning as set forth in Section 2.13(d) hereof.

“EBITDA Period” shall have the meaning as set forth in Section 2.13(a) hereof.

“Employment Agreements” shall mean the Employment Agreements, in form satisfactory to Buyer, with the individuals listed on Schedule 5.7.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.14 hereof.

“End Date” shall have the meaning set forth in Section 9.1(b) hereof.

“Environmental, Health, and Safety Laws” shall mean all applicable statutes, laws, ordinances, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder: (a) of the United States of America; (b) of any state or local governmental subdivision within the United States of America; and (c) of any foreign nations (and all agencies, departments, courts or any other subdivision of any of the foregoing, that has jurisdiction) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, petroleum or petroleum-based materials or wastes, or chemical, industrial, Hazardous Substances, or toxic substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, Hazardous Substances, or toxic materials or wastes. Without limiting the generality of the foregoing, such Environmental, Health, and Safety Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall have the meaning set forth in Section 2.4(b) hereof.

“Escrow Agreement” shall mean the Escrow Agreement in substantially the form attached hereto as Exhibit A to be executed and delivered at Closing.

“Escrow Period” shall have the meaning set forth in Section 2.4(b) hereof.

“Excluded Assets” shall have the meaning set forth in Section 2.2 hereof.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(b) hereof.

“Excluded Liabilities” shall have the meaning set forth in Section 2.10 hereof.

“Final Closing Working Capital” shall have the meaning set forth in Section 2.8(d) hereof.

“Final EBITDA Notice” shall have the meaning set forth in Section 2.13(c) hereof.

“Final Purchase Price” shall have the meaning set forth in Section 2.8(e) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.5 hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substances” shall mean any substances, compounds, mixtures, wastes or materials that are defined to be, that are regulated as, that are listed as or that (because of their toxicity, concentration or quantity) have characteristics that are hazardous or toxic under any of the Environmental, Health and Safety Laws or under any other statute, ordinance, rule or regulation in effect at the locations at which the Business is conducted. Without limiting the generality of the foregoing, Hazardous Substances includes: (a) any article or mixture that contains a Hazardous Substance; (b) petroleum or petroleum products; (c) any substance the presence of which requires reporting, investigation, removal or remediation under any Environmental, Health and Safety Laws; (d) polychlorinated biphenyls; (e) asbestos containing materials; and (f) urea formaldehyde.

“Holdback” shall mean an amount equal to eight percent (8%) of the Initial Purchase Price.

“Indemnified Party” shall have the meaning set forth in Section 8.3 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 8.3 hereof.

“Initial Working Capital” shall have the meaning set forth in Section 2.8(e) hereof.

“Intellectual Property” shall mean all of the following used or held for use in connection with the Business in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) all goodwill associated with any of the foregoing, (j) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (k) all remedies against infringement of any of the foregoing, and (l) all rights to protection of interests in any of the foregoing.

“Initial Purchase Price” shall mean $15,000,000.

“Inventories” shall mean all inventory, including raw materials, work-in-progress, finished products, tooling, stores, stock, supplies, packaging and spare parts used or held for use by Seller in connection with the Business and existing as of the Closing Date, whether on hand or in transit.

“IRS” shall mean the United States Internal Revenue Service.

“Law” or “law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 3.8(a) hereof.

“Leases” shall means all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which Seller uses and occupies any Leased Real Property.

“Lease Termination Agreement” means the lease termination agreement in substantially the form attached hereto as Exhibit E to be executed and delivered at Closing.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” shall mean all licenses, permits, authorizations, approvals, franchises, orders, registrations, certificates, variances and similar rights issued by any governmental authority or agency.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance, including any Tax lien.

“Losses” shall mean any loss, cost, Liability, damage, penalty, fine, judgment, claim or expense (including reasonable attorneys’ fees).

“Material” as used in Article III shall mean an amount of $50,000 or higher.

“Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, event, or development that is or could be Materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Business or on the ability of Seller to consummate timely the transactions contemplated hereby; provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions, or effects that generally affect businesses similar to the Business; or (iii) conditions caused by acts of terrorism or war (whether or not declared).

“Most Recent Financial Statements” shall have the meaning set forth in Section 3.5 hereof.

“Most Recent Fiscal Month End” shall have the meaning set forth in Section 3.5 hereof.

“Most Recent Fiscal Year End” shall have the meaning set forth in Section 3.5 hereof.

“Neutral Auditors” shall have the meaning set forth in Section 2.8(d) hereof.

“Ordinary Course of Business” shall mean an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Permitted Liens” shall mean all Liens (a) that arise out of Taxes or general or special assessments not yet due and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by law that are incurred in the Ordinary Course of Business for sums not yet due and payable or are being contested in good faith or (c) listed on Schedule 3.4 under the heading “Permitted Liens.”

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person.

“Personal Property” shall mean all of the tangible personal property of Seller used or held for use by Seller exclusively in the conduct of the Business, whether or not reflected in the Financial Statements, including, without limitation, all machinery, furniture, fixtures, equipment, computer hardware, vehicles, tools, dies, construction in progress, and repair and replacement parts, except to the extent disposed of in the Ordinary Course of Business prior to the Closing Date, and such additional items as are acquired by Seller in the Ordinary Course of Business prior to the Closing Date.

“Prepaid Items” shall mean all of the prepaid expenses and deposits that relate to the Business.

“Purchased Assets” shall have the meaning set forth in Section 2.1 hereof.

“Real Property” shall mean the Leased Real Property.

“Refund Items” shall mean all refunds, claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment that relate to the Business.

“Representatives” shall mean directors, officers, employees, advisors and investment bankers of any Person.

“Resolution Period” shall have the meaning set forth in Section 2.8(c) hereof.

“Restricted Business” shall mean the Business and any business substantially similar to the Business.

“Restricted Period” shall have the meaning set forth in Section 5.14 hereof.

“Returns” shall mean all returns, reports, statements, notices, forms or other documents or information required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller’s knowledge,” “knowledge of Seller” and words of similar import shall mean the direct and actual knowledge of any director or corporate officer of Seller after reasonable investigation.

“Seller Basket Exclusion” shall have the meaning set forth in Section 8.4(b) hereof.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.1 hereof.

“Shareholder” shall have the meaning set forth in the preamble hereto.

“Shareholder Board” shall have the meaning set forth in Section 5.6(c).

“Shareholder’s knowledge,” “knowledge of Shareholder” and words of similar import shall mean the direct and actual knowledge of any director or corporate officer of Shareholder without independent investigation.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or like other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, license, occupation or real or personal property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

“Teltron Lease” means the five year term, zero cost lease agreement in substantially the form attached hereto as Exhibit D to be executed and delivered at Closing.

“Termination Fee” shall mean $1,000,000.

“Territory” shall have the meaning as set forth in Section 5.14(a).

“Third-Party Claim” shall have the meaning set forth in Section 8.3 hereof.

“Transition Services Agreement” shall mean the transition services agreement to be entered into among Seller, Shareholder and Buyer effective as of the Closing in substantially the form attached hereto as Exhibit B.

“Working Capital” shall mean the Current Assets of Seller less the Current Liabilities.

ARTICLE II

SALE OF ASSETS; CLOSING

Section 2.1. Purchase and Sale. On and subject to the terms of this Agreement, at the Closing, Seller shall sell, convey transfer, assign and deliver to Buyer and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of the assets owned by or leased or licensed to Seller and used or held for use by Seller in the conduct of the Business, whether real, personal or mixed, tangible or intangible, and wheresoever situated, whether or not reflected on Seller’s books and records or the Financial Statements, excepting only the Excluded Assets (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of Seller’s right, title and interest in, to and under:

(a) the Personal Property, including, without limitation, those items listed on Schedule 2.1(a) hereto;

(b) the Inventories, including, without limitation, those items listed on Schedule 2.1(c) hereto;

(c) the Contracts;

(d) the Licenses;

(e) the Intellectual Property, including, without limitation, those items listed on Schedule 2.1(e) hereto;

(f) the Books and Records;

(g) the Prepaid Items, including, without limitation, those items listed on Schedule 2.1(h) hereto

(h) the Refund Items, including, without limitation, those items listed on Schedule 2.1(i) hereto; and

(i) the Accounts Receivable.

Section 2.2. Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) all Cash;

(b) the Contracts identified on Schedule 2.2(b) hereto (the “Excluded Contracts:);

(c) the specific items, whether or not used exclusively in the conduct of the Business, identified on Schedule 2.2(c) hereof;

(d) the minute books of Seller; and

(e) all Employee Benefit Plans related to the Business.

Section 2.3. Non-Transferability of Certain Contracts or Licenses.

(a) Promptly following the Closing, Seller shall, in accordance with, and to the extent required by, the Federal Acquisition Regulation (“FAR”) Part 42, Subpart 42.12, submit in writing to the responsible contracting officer, determined in accordance with FAR 42.1202, a request for the United States Government to: (i) recognize Buyer as the successor in interest to those Contracts to which the United States Government is a party (the “Government Contracts”); and (ii) enter into a novation agreement or agreements (each a “Novation Agreement”) substantially in the form contemplated by such regulations. Following the Closing, Seller and Buyer shall use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of entering into the Novation Agreement and completing the novation process, including responding promptly to any request for information by the United States Government with regard to such novation. In order to effectively manage the Government Contracts pending finalization of the novation process, Seller shall delegate to Buyer the authority to perform the Government Contracts under the name of Seller until the novation is complete, and Buyer shall accept the obligation to perform the Government Contracts in the name of Seller until the Government Contracts are novated to Buyer.

(b) Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall be construed as an attempt to assign any Contract or License included in the Purchased Assets that is by its terms or law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. Seller shall, both before and after the Closing, use commercially reasonable efforts to obtain the consent of any third party to the assignment to Buyer of any Contract or License for which such consent is required. In the event (a) a Contract or License either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder, or (b) Seller has not obtained the necessary consents to assignment from all parties to any Contract or License prior to the Closing Date, or (c) direct assumption of any Contract or License is not practical, Buyer shall fulfill such Contract or License and shall assume the obligations and liabilities of such Contract or License accruing after the Closing for and on behalf of Seller but for the account of Buyer and Seller shall cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under such Contracts or Licenses accruing after the Closing including the enforcement for the benefit and at the expense of Buyer of any rights comparable to the rights previously enjoyed by Seller in connection with such Contracts or Licenses.

Section 2.4. Consideration and Holdback

(a) Subject to adjustment as provided in Section 2.8 hereof, the aggregate consideration for the Purchased Assets shall consist of the Initial Purchase Price and the right to the Earnout Payment as set forth herein.

(b) Subject to the terms and conditions herein, at the Closing, Buyer shall deposit the Holdback in an interest bearing account (the “Escrow Account”) pursuant to the Escrow Agreement. The Holdback shall be held under the Escrow Agreement for a period of twelve (12) months after the Closing Date (“Escrow Period”) and shall be distributed in accordance with the terms of the Escrow Agreement.

Section 2.5. Time and Place of Closing. Subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on August 30, 2013, or if Shareholder and Buyer mutually agree in writing on a different date, the date upon which they have mutually agreed (the “Closing Date”), at 9:00 A.M., local time, at the offices of Buyer. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

Section 2.6. Deliveries by Seller and Shareholder. At the Closing, Seller and Shareholder, as applicable, shall deliver, or cause to be delivered, to Buyer the following:

(a) the Teltron Lease;

(b) the Lease Termination Agreement;

(c) such bills of sale, assignments and other appropriate instruments of transfer, including intellectual property assignments, as shall be necessary to vest in Buyer as of the Closing Date, all right, title and interest of Seller in and to the Purchased Assets free and clear of any Liens, all in form and substance satisfactory to Buyer;

(d) the certificate contemplated by Section 6.1 hereof;

(e) the Transition Services Agreement;

(f) the Escrow Agreement; and

(g) the Employment Agreements.

Section 2.7. Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a) the amount of the Initial Purchase Price, less the Holdback, by wire transfer of immediately available funds to a bank account designated in writing by Shareholder at least two (2) days prior to the Closing;

(b) such bills of sale, assignments and other appropriate instruments of transfer, including intellectual property assignments, as shall be necessary to vest in Buyer as of the Closing Date, all right, title and interest of Seller in and to the Purchased Assets free and clear of any Liens, all in form and substance satisfactory to Buyer;

(c) the Escrow Agreement;

(d) the certificate contemplated by Section 7.1 hereof;

(e) the Transition Services Agreement;

(f) the Lease Termination Agreement; and

(g) the Teltron Lease.

Section 2.8. Purchase Price Adjustment.

(a) As soon as practicable, but in no event later than forty-five (45) days following the Closing Date, Buyer shall prepare a calculation of the Working Capital of the Business as of the Closing Date (the “Closing Working Capital”) in accordance with the provisions of Schedule 2.8.

(b) During the calculation of the Closing Working Capital and the period of any dispute within the contemplation of this Section 2.8, Seller shall (i) provide Buyer and Buyer’s authorized representatives with reasonable access during normal business hours to the books, records, facilities and employees of Seller concerning the Business, and (ii) cooperate with Buyer’s and Buyer’s authorized representatives’ reasonable requests with respect to the calculation of the Closing Working Capital, including by providing on a timely basis all information necessary or useful in calculating the Closing Working Capital.

(c) Buyer shall deliver a written statement of the Closing Working Capital (the “Closing Working Capital Statement”) to Shareholder promptly after it has been prepared. After receipt of the Closing Working Capital Statement, Shareholder shall have thirty (30) days to review the Closing Working Capital Statement. Shareholder and its authorized representatives shall have reasonable access during normal business hours to all relevant books and records of Buyer to the extent required to complete their review of the Closing Working Capital Statement. Unless Shareholder delivers written notice to Buyer on or prior to the thirtieth (30th) day after Shareholder’s receipt of the Closing Working Capital Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Shareholder shall be deemed to have accepted and agreed to the calculation of the Closing Working Capital. If Shareholder timely notifies Buyer of its objection to the calculation of the Closing Working Capital, Buyer and Shareholder shall, within sixty (60) days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(d) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to Plante Moran or such other another nationally recognized firm of independent public accountants as mutually agreed if a party has engaged Plante Moran at the time of the dispute (the “Neutral Auditors”) selected by Shareholder and Buyer within ten (10) days after the expiration of the Resolution Period. If Shareholder and Buyer are unable to agree on the Neutral Auditors, then each of Shareholder and Buyer shall have the right to request the office of the American Arbitration Association to appoint the Neutral Auditors, which Neutral Auditors shall not have had a material relationship with Shareholder, Buyer or any of their respective Affiliates within the past two years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Shareholder and Buyer in proportion to the allocation of the dollar amount of the amounts remaining in dispute between Shareholder and Buyer made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.8 and the presentations by Shareholder and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors’ determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Shareholder and Buyer and shall be deemed a final, binding and conclusive arbitration award. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The term “Final Closing Working Capital” shall mean the definitive Closing Working Capital agreed to (or deemed to be agreed to) by Buyer and Shareholder in accordance with Section 2.8(c) hereof or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.8(d) (in addition to those items theretofore agreed to by Shareholder and Buyer).

(e) The Initial Purchase Price shall be (i) increased dollar for dollar to the extent the Final Closing Working Capital exceeds (U.S.) $10,624,000 (the “Initial Working Capital”), or (ii) decreased dollar for dollar to the extent the Final Closing Working Capital is less than the Initial Working Capital. Any adjustments to the Initial Purchase Price made pursuant to this Section 2.8(e) shall bear interest from the Closing Date through the date of payment at the rate of interest publicly announced by BMO Harris Bank, N.A., from time to time as its prime rate, for the period from the Closing Date to the date of such payment. Any adjustments to the Initial Purchase Price made pursuant to this Section 2.8(e) shall be paid by wire transfer of immediately available funds to the account specified by Shareholder, if Shareholder is owed payment, or by Buyer, if Buyer is owed payment, within five (5) Business Days after the Final Closing Net Working Capital is agreed to by Buyer and Shareholder or any remaining disputed items are ultimately determined by the Neutral Auditors. The Initial Purchase Price as adjusted pursuant to this Section 2.8 plus any Earnout Payment is referred to herein as the “Final Purchase Price”.

Section 2.9. Purchase Price Allocation. Buyer and Seller agree to allocate the Final Purchase Price among the Purchased Assets in accordance with Exhibit A attached hereto. For purposes of all Taxes, the parties agree to report the transactions contemplated in this Agreement in a manner consistent with the allocation set forth in Exhibit A and none of them will take any position inconsistent therewith in any Returns, in any refund claim, in any litigation, or otherwise. Each party agrees to notify the other if any taxing authority proposes to reallocate the Final Purchase Price. Seller and Buyer shall cooperate in good faith in the joint preparation of IRS Form 8594 on a basis consistent with the allocation of the Final Purchase Price set forth in Exhibit C.

Section 2.10. No Assumed Liabilities. Other than the Liabilities set forth on Schedule 2.10 (the “Assumed Liabilities”), Buyer shall not be liable or obligated for any of Seller’s past, present or future Liabilities and nothing in this Agreement shall be construed in any manner to constitute an assumption by Buyer of any such Liability of Seller. Other than the Assumed Liabilities, Seller shall retain and pay and perform when due all of its Liabilities, secured or unsecured, whether known or unknown, asserted or unasserted, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include the following Liabilities:

(a) all Liabilities of Seller in respect of returns, recalls, and warranty claims for products of the Business manufactured or sold by Seller or any of its predecessors prior to the Closing Date;

(b) all product liability and similar claims for injury to person (including death) or property (real or personal) in connection with any products of the Business manufactured or sold by Seller or any of its predecessors prior to the Closing Date;

(c) all Liabilities for claims, whether made before or after the Closing Date, to the extent such claims are based on design defects for products of the Business manufactured or sold by Buyer after the Closing Date, but designed prior to the Closing Date;

(d) all Liabilities for claims arising out of or relating to Seller’s employment relationship with any employees of Seller, whether or not hired by Buyer, including, without limitation, any unemployment compensation claims, worker’s compensation claims and claims for race, age, sex and other forms of discrimination and harassment;

(e) all Liabilities of Seller or any of its Affiliates (i) under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar Employee Benefit Plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of Seller’s employees at any time through the Closing, and any assessments, fines, penalties or monetary damages arising out of the operation of such plans on or prior to the Closing, Date and (ii) for any other compensation or benefits, payable or in the future to be payable to any past or present employee or independent contractor of Seller relating to the period on or prior to the Closing Date;

(f) all other Liabilities with respect to or arising out of Seller’s employment of any of Seller’s employees or their termination by Seller whether prior to or after the Closing Date;

(g) all Liabilities arising out of any wrongful or unlawful violation or infringement by Seller or any of its Affiliates of any Intellectual Property of any person or entity prior to the Closing Date, including with respect to products of the Business developed, manufactured or sold by Seller or any of its predecessors prior to the Closing Date;

(h) all Liabilities arising out of claims alleging damage to the environment or similar claims with respect to the conduct of the Business or the use, occupation, ownership or operation by Seller, any of its predecessors, and/or any of its or their Affiliates of real property prior to the Closing Date, including any Liabilities under any Environmental, Health and Safety Laws;

(i) all Liabilities of Seller arising out of any Action pending or threatened as of the Closing Date or any Action arising out of or relating to matters or events occurring prior to the Closing Date;

(j) all Liabilities of Seller in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness, whether or not disclosed in this Agreement or otherwise;

(k) all Liabilities of Seller arising out of, under or in connection with any of the Excluded Assets; and

(l) all other Liabilities of Seller arising out of or relating to matters or events occurring prior to the Closing Date, including but not limited to Taxes relating to the operation of the Business on and prior to Closing and/or any audit by the State of Pennsylvania relating to Taxes.

Section 2.11. Prorations. Current real estate taxes, personal property taxes, rents, utility charges (including electricity, gas, water, sewer and telephone), refuse collection, and other service contracts (as applicable) assumed by Buyer shall be prorated ratably as of the Closing Date. To the extent practicable, all such prorations shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable thereafter. Current real estate taxes and personal property taxes, if any, shall be prorated as of the Closing Date in accordance with the custom and practice of the jurisdiction in which the applicable real property and/or personal property is located.

Section 2.12. Reimbursement for Certain Payments.

(a) In the event that Buyer receives any notice, demand, or claim for any of the Excluded Liabilities, Buyer agrees to (i) provide Seller with written notice of any such notice, demand, or claim for any of the Excluded Liabilities (along with any corresponding documentation), and (ii) provide Seller with the opportunity to resolve, settle, pay, compromise, defend, dispute, investigate or protest any such notice, demand, or claim for any of the Excluded Liabilities. Without limiting the generality of the preceding sentence, Seller, in its sole discretion, may in good faith pay, compromise, defend, dispute, investigate or protest any such claim for any of the Excluded Liabilities and Seller shall be afforded the absolute right to control any litigation, proceeding, or otherwise arising or resulting therefrom. If Seller takes advantages of its rights granted hereunder, it must act in an expeditious manner to resolve the matter in question and if Buyer reasonably believes that Seller is not acting in such manner, and as a result, Buyer is being harmed thereby then Buyer shall have the right to settle the matter and seek immediate reimbursement for any amounts actually paid by Buyer to settle the matter provided that such written demand for reimbursement shall contain all such necessary corresponding documentation. In the alternative, if Seller declines to exercise its rights hereunder and Buyer pays any of the Excluded Liabilities, then Seller shall reimburse the amount of such payment to Buyer by wire transfer of immediately available funds within five (5) Business Days of receipt by Seller of a demand for reimbursement, together with corresponding documentation of such payment

(b) In the event that on or after the Closing Date Buyer receives any Accounts Receivable payments belonging to Seller, Buyer shall remit such payments to Seller in the form received within five (5) Business Days of Buyer’s receipt of such payments. In the event that on or after the Closing Date Seller receives any accounts receivable payments of the Business relating to the period on or after the Closing Date, Seller shall remit such payments to Buyer in the form received within five (5) Business Days of Seller’s receipt of such payments.

Section 2.13. Earnout Payment.

(a) Within sixty (60) days following the one year anniversary of the Closing Date (the “EBITDA Period”) Buyer will deliver to the Shareholder a written notice setting forth in reasonable detail Buyer’s calculation of Actual EBITDA for the EBITDA Period (“EBITDA Notice”). Upon receipt of the EBITDA Notice, the Shareholder shall be given reasonable access, upon prior notice and subject to a reasonable Confidentiality Agreement, to the books and records of the Business solely for purposes reasonably related to the determinations of Actual EBITDA and the resulting Earnout Payment, if any, and to conduct an independent third party audit, if desired by Shareholder at its expense. During the EBITDA Period, and until such time as the Earnout Payment is finally determined pursuant to this Section 2.13, Buyer covenants and agrees that it shall (i) maintain the Purchased Assets within a separate subsidiary of Buyer’s parent entity, (ii) keep separate books and records relating to the determination of Actual EBITDA, (iii) continue Seller’s ERP system as in existence as of Closing (other than for routine maintenance and upkeep required to integrate the system with Buyer’s Affiliate’s systems), and (iv) provide to Shareholder, within 45 days after the end of each calendar quarter of Buyer, an internally prepared income statement reflecting the performance of the Business, solely for informational purposes during the EBITDA Period.

(b) The Shareholder shall have thirty (30) Business Days following receipt of the EBITDA Notice to review it and to notify Buyer in writing if the Shareholder disputes any item or amount set forth on such EBITDA Notice and/or if Shareholder intends to audit the calculation of Actual EBITDA in accordance with Section 2.13(a), specifying the reasons therefor in reasonable detail together with the Shareholder’s calculation of such item or amount (each, an “Earnout Dispute Notice” and each item or amount on the Earnout Dispute Notice, an “Earnout Disputed Item”). Other than the Earnout Disputed Items, the Shareholder shall be deemed to have accepted all items and amounts contained in such EBITDA Notice.

(c) In the event that the Shareholder shall deliver an Earnout Dispute Notice to Buyer, Buyer and the Shareholder shall attempt to resolve any Earnout Disputed Item as promptly as practicable and, upon such resolution, any adjustments to the EBITDA Notice shall be made in accordance with the agreement of Buyer and the Shareholder. If, for any reason, Buyer and the Shareholder are unable to resolve any Earnout Disputed Item within twenty five (25) Business Days of the Shareholder’s delivery of such Earnout Dispute Notice, such dispute shall be resolved by the Neutral Auditors; provided that if the Neutral Auditors are unable or unwilling to serve in this capacity, then Buyer and the Shareholder shall within fifteen (15) Business Days after the end of such twenty five (25) Business Day period agree on an alternate independent accounting firm, or in default thereof such selection shall be made by the American Arbitration Association, which shall be the “Neutral Auditors” for purposes of this Section 2.13, and such determination shall be final and binding on, and shall not be subject to appeal by, Buyer or the Shareholder, and may be entered and enforced as provided in a court of competent jurisdiction. If there is a referral to the Neutral Auditors, each of Buyer and the Shareholder agree, if requested by the Neutral Auditors, to execute a reasonable engagement letter and submit to the Neutral Auditors not later than ten (10) Business Days after its appointment, a written statement summarizing such party’s position on the Earnout Disputed Items, together with such supporting documentation as such party deems necessary. The Neutral Auditors shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Buyer and the Shareholder, and not by independent review, only the Earnout Disputed Items that have not been settled by negotiation, and its determination with respect to each Earnout Disputed Item shall be an amount within the range established with respect to such Earnout Disputed Item by Buyer’s calculation delivered pursuant to Section 2.13(a), on the one hand, and the Shareholder’s calculation delivered pursuant to Section 2.13(b), on the other hand. The Neutral Auditors shall be instructed to use reasonable best efforts to deliver to Buyer and the Shareholder a written report setting forth the resolution of each Disputed Item within thirty (30) days of submission of the materials submitted by Buyer and the Shareholder to it and, in any case, as promptly as practicable after such submission. Shareholder shall be responsible for that fraction of the fees and expenses of the Neutral Auditor, if any, equal to (x) the aggregate difference between the Shareholder’s calculation of the Earnout Disputed Items and the Neutral Auditor’s determination of the Earnout Disputed Items (as finally determined after applications of the limitations above) over (y) the difference between the Shareholder’s calculation of the Earnout Disputed Items and Buyer’s calculation of the Earnout Disputed Items. Buyer shall be responsible for the remainder of the fees and expenses of the Neutral Auditors. For purposes of clarity, if there is one Earnout Disputed Item and Buyer’s calculation reflects such item as $100, Shareholder’s calculation reflects such item as $200, the Neutral Auditor determines such item to be $140, and the Neutral Auditor’s fees and expenses were $2,000, Shareholder and Buyer would be responsible for $1,200 and $800, respectively. A “Final EBITDA Notice” shall be (a) if no Earnout Dispute Notice has been timely delivered by the Shareholder, the EBITDA Notice, as originally submitted by Buyer, or (b) if an Earnout Dispute Notice has been timely delivered by the Shareholder, the EBITDA Notice, as adjusted to take into account (i) the items and amounts accepted or deemed to have been accepted by the Shareholder, (ii) Earnout Disputed Items settled by negotiation and (iii) Earnout Disputed Items determined by the Neutral Auditors.

(d) Subject to Section 2.13(h), if Actual EBITDA as calculated based on a Final EBITDA Notice for the EBITDA Period exceeds the amount set forth below, Buyer shall pay the Shareholder a corresponding amount as set forth below, up to the Earnout Payment (each an “EBITDA Payment”), by wire transfer of immediately available funds, within five (5) Business Days after the determination of the Final EBITDA Notice, to the account or accounts designated by the Shareholder in writing no later than three (3) Business Days after the determination of the Final EBITDA Notice:

Actual EBITDA	Potential Earnout Payment
$3,000,000 and higher	$6,600,000
$2,083,333 up to $2,999,999	7.2 x Actual EBITDA, less $15,000,000

(e) “Actual EBITDA” means, for any period: (i) net income (or loss) of the Business on a combined basis for such period (excluding extraordinary gains or losses), plus (ii) all interest expenses of the Business on a combined basis for such period, plus (iii) all Taxes against income of the Business on a combined basis for such period, plus (iv) depreciation expenses of the Business on a combined basis for such period, plus (v) amortization expenses on a combined basis for such period, less (vi) all interest income of the Business on a combined basis for such period, in each case calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The parties agree that for purposes of calculating Actual EBITDA they shall treat expenses as set forth on Exhibit F.

(f) For so long as any Earnout Amount may be payable, Buyer shall maintain such books and records of the Business as reasonably necessary to calculate the EBITDA Payment as required by Section 2.13(d), and prepare such books and records in accordance with GAAP.

(g) Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earnout Payments hereunder.

(h) Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.13 the amount of any Losses to which any Buyer Indemnified Party may be entitled under Article VIII of this Agreement.

(i) The parties hereto understand and agree that (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable and do not constitute an equity or ownership interest in Buyer, (ii) Shareholder shall not have any rights as a securityholder of Buyer as a result of Shareholder’s contingent right to receive any Earnout Payment hereunder, and (iii) no interest is payable with respect to any Earnout Payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder, jointly and severally, hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article III):

Section 3.1. Incorporation; Authorization; Etc. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Georgia. Seller is duly authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by Seller, or the nature of the business conducted by Seller makes such qualification necessary. Seller has all requisite power and authority to own or use the properties and assets that it purports to own or use and to conduct its business as it is now being conducted. Seller has delivered to Buyer true and complete copies of the Certificate of Incorporation and Bylaws of Seller (as amended to date). Seller and Shareholder has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each of them is a party, to perform each of their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Seller’s and Shareholder’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Seller and Shareholder. This Agreement has been, and when executed and delivered the Ancillary Agreements to which each of them is a party will be, duly executed and delivered by Seller and Shareholder and constitute and will constitute the legal, valid and binding obligations of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with their terms.

Section 3.2. No Conflict. Except as disclosed on Schedule 3.2, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not: (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Seller or Shareholder is a party or to which Seller or Shareholder or any of their respective property is subject; (b) result in the creation of any Lien upon, or any person obtaining the right to acquire any properties, assets or rights of Seller or Shareholder; (c) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court, arbitral body or governmental authority, to which Seller or Shareholder or any of their respective property is subject; (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or (e) conflict with or result in any breach of any of the provisions of Seller’s Certificate of Incorporation, Bylaws or other organizational documents.

Section 3.3. Joint Ventures. There are no corporations, partnerships, joint ventures, limited liability companies or other entities in which Seller or Shareholder, directly or indirectly, has an interest and through which any part of the Business is conducted.

Section 3.4. Title to Purchased Assets. Except as disclosed on Schedule 3.4 hereto, Seller has, and upon the Closing Buyer will acquire, good, valid and marketable right, title and interest in and to all of the Purchased Assets, free and clear of any and all Liens other than Permitted Liens.

Section 3.5. Financial Statements.

(a) Schedule 3.5 hereto contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the balance sheets and related statements of income and cash flows of Seller for the fiscal years ended February 28, 2011, February 29, 2012 and February 28, 2013 (the “Most Recent Fiscal Year End”), and (b) the balance sheet and related statements of income and cash flows of the Business (the “Most Recent Financial Statements”) as of and for the [five (5)] month period ended [July 31, 2013] (the “Most Recent Fiscal Month End”). All Financial Statements are in accordance with the books and records of Seller, and such books and records of Seller are true and complete. Each of the balance sheets included in the Financial Statements fairly presents the financial position of the Business as of its date, and each of the related statements of income and cash flows included within the Financial Statements fairly presents the results of operations and cash flows of the Business as of its date. All Financial Statements have been prepared in conformity with GAAP, consistently applied.

(b) Seller maintains a system of internal accounting controls sufficient to provide assurances that (i) transactions are executed with management’s authorization, (ii) all transactions are recorded as are required to permit preparation of the Financial Statements of Seller in accordance with GAAP on a consistent basis and to maintain accountability for all Material assets and all Liabilities, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6. Undisclosed Liabilities. Except as disclosed on Schedule 3.6 hereto, Seller has no Material Liability in connection with the Business, nor is there any Material Liability for which Seller is or may become liable in connection with the Business, contingently or otherwise, that is not accrued or reserved against in the Most Recent Financial Statements, except for current Liabilities that were incurred in the Ordinary Course of Business after the Most Recent Fiscal Month End and that are consistent in nature and amount with the Liabilities shown on the Most Recent Financial Statements. Neither Seller nor Shareholder has any knowledge of any circumstance, condition, event or arrangement that would hereafter give rise to any Material Liabilities of the Business except in the Ordinary Course of Business.

Section 3.7. Absence of Certain Changes. Except as disclosed on Schedule 3.7 hereto, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change with respect to the Business. Without limiting the generality of the foregoing, since that date, except as disclosed on Schedule 3.7 hereto, Seller has not done any of the following with respect to or in connection with the Business:

(a) sold, leased, transferred, or assigned (i) any items of Personal Property; or (ii) any other assets, tangible or intangible other than sales of inventory in the Ordinary Course of Business;

(b) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) (i) for a term of greater than twelve months, (ii) involving more than $75,000 or (iii) outside the Ordinary Course of Business, nor has any party (including Seller) accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $75,000 to which Seller is a party in connection with the Business or by which Seller is bound in connection with the Business;

(c) imposed any Liens upon any of its assets, tangible or intangible;

(d) made any capital expenditure (or series of related capital expenditures) either involving more than $75,000 or outside the Ordinary Course of Business;

(e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $75,000 or outside the Ordinary Course of Business;

(f) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $75,000 in the aggregate;

(g) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(h) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $75,000 or outside the Ordinary Course of Business;

(i) experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(j) made any loan to, or entered into any other transaction with, any of its directors, shareholders, officers, managers, or employees or Affiliates of any of the foregoing other than routine travel or expense advances made in the Ordinary Course of Business;

(k) entered into any employment contract or collective bargaining agreement, written or oral, amended or modified the terms of any existing such contract or agreement;

(l) granted any increase in the base compensation of any of its directors, shareholders, officers, managers, or employees or Affiliates of any of the foregoing outside the Ordinary Course of Business;

(m) made, adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, managers or employees or Affiliates of any of the foregoing (or taken any such action with respect to any other Employee Benefit Plan);

(n) made any other change in employment terms for any of its directors, shareholders, officers, managers, or employees or Affiliates of any of the foregoing outside the Ordinary Course of Business;

(o) made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(p) discharged a Material Liability or Lien outside the Ordinary Course of Business;

(q) made any loans or advances of money;

(r) participated in or been subject to any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business; and

(s) committed to do any of the foregoing.

Section 3.8. Real Property.

(a) Seller does not own, and has not owned, any real property in connection with the Business. Schedule 3.8 sets forth the address of each parcel of real property or that is leased by Seller in connection with the Business (the “Leased Real Property”) and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).

Section 3.9. Other Properties and Assets. Other than the Excluded Assets, the Purchased Assets constitute all of the assets, rights and properties used or held for use by Seller in connection with the Business and necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. All items of Personal Property and any other tangible assets included in the Purchased Assets are free from Material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are lawful and suitable for the purposes for which they presently are used and presently are proposed to be used.

Section 3.10. Inventories. All of the Inventories, whether or not reflected in the Financial Statements, (i) are located at the Leased Real Property except as disclosed on Schedule 3.10(a), (ii) have been purchased or acquired by Seller in the Ordinary Course of Business, (iii) are not excessive in amount but are reasonable given the present circumstances of Seller, and (iv) subject to existing reserves currently recorded in the Financial Statements, are valued according to GAAP, consistently applied, at the lower of cost or market on a first-in, first-out basis. Schedule 3.10(b) sets forth a list of any customer owned Inventory.

Section 3.11. Litigation; Orders. Schedule 3.11 sets forth a true and complete description of all Actions involving Seller, existing at any time during the five (5) year period immediately preceding the date of this Agreement. Except as disclosed on Schedule 3.11 hereto, there is no Action (including, without limitation any workers compensation claims) pending or, to Seller’s and Shareholder’s knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets and Seller nor a Shareholder knows of any basis in fact for any such Action. Except as disclosed on Schedule 3.11 hereto, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller that could interfere with the conduct of the Business as presently conducted or prevent or delay the transactions contemplated in this Agreement.

Section 3.12. Intellectual Property.

(a) Except as disclosed in Schedule 3.12(a) Seller owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted including, without limitation, all Intellectual Property used in any service, product, technology or process (i) currently being used, manufactured, published or marketed by Seller or (ii) currently under development for possible future manufacturing, publication, marketing or other use by Seller. Each item of Intellectual Property owned or used by Seller in connection with the Business immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses in connection with the Business.

(b) Except as disclosed in Schedule 3.12(b) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has been no charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To Seller’s and Shareholder’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller used in connection with the Business.

(c) Schedule 3.12(c) hereto identifies each United States and foreign patent or registration that has been issued to Seller with respect to any Intellectual Property used in connection with the Business, identifies each United States and foreign pending patent application or application for registration that Seller has made with respect to any Intellectual Property used in connection with the Business, and identifies each license, sublicense, agreement, or other permission that Seller has granted to any third party with respect to any Intellectual Property used in connection with the Business (together with any exceptions). Seller has delivered to Buyer true and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.12(c) also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $2,000 in the aggregate) and each unregistered copyright used by Seller in connection with the Business.

(d) Schedule 3.12(d) hereto identifies each item of Intellectual Property that any third party owns and that Seller uses in connection with the Business pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer true and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

Section 3.13. Employment and Labor Matters. Seller is not a party to or subject to any collective bargaining agreement or other agreement with a labor union. No representation petition respecting the employees of Seller has been filed with the National Labor Relations Board and, to the knowledge of Seller and Shareholder, there is no current effort to organize the employees of Seller into any collective bargaining unit or any solicitation of them to join any labor organization. Seller is in compliance with all applicable laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment, and wages and hours, except where failure to comply would not have a Material Adverse Effect. Schedule 3.13 sets forth a true and accurate listing of all employees of Seller, together with salary.

Section 3.14. Employee Benefits.

(a) Schedule 3.14 hereto lists all compensation and benefit plans, contracts and arrangements maintained, sponsored or participated in by Seller or any of its Affiliates in connection with the Business and in effect as of the date hereof including, without limitation, all pension (including all such employee pension benefit plans as defined in Section 3(2) of ERISA), profit-sharing, savings and thrift, fringe benefit, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans and employee welfare benefit plans as defined in Section 3(1) of ERISA that are sponsored by Seller or any of its Affiliates and in which any employees of Seller in connection with the Business participate (collectively, “Employee Benefit Plans”).

(b) As to Employee Benefit Plans sponsored by Seller or its Affiliates that are “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans sponsored by Seller or its Affiliates are tax qualified under Section 401(a) of the Code, are not currently under examination by, nor are any matters pending before, the Internal Revenue Service, the Employee Benefits Security Administration or any quasi-government agency, are not subject to any claim, suit or arbitration (other than routine claims for benefits), are not subject to the minimum funding standards of Code Section 412, are in compliance with and have been administered in accordance with their terms and in compliance with all applicable requirements of law, including, but not limited to, the Code and ERISA, and there have been no prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to such plans that could subject Seller or its Affiliates to a tax or penalty under Code Section 4975 or ERISA Section 502(i).

(c) Neither Seller nor any of its Affiliates has incurred any Liability under Title IV of ERISA that has or could, after the Closing Date, become a Lien upon any of the Purchased Assets pursuant to ERISA Section 4068.

(d) Neither Seller nor any of its Affiliates is or has ever been required to contribute to any “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA, in which employees of Seller in connection with the Business participate.

(e) Except as set forth in Schedule 3.14, no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) death benefits under any pension plan.

(f) For the purposes of this Section 3.14, any reference to Seller shall include all trades or businesses under common control with Seller as provided in the regulations under Code Section 414(c).

Section 3.15. Compliance with Laws. Except as disclosed on Schedule 3.15, to Seller’s and Shareholder’s actual knowledge, Seller, its predecessors and Affiliates has, with respect to the Business and the Purchased Assets, complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et. seq.) of federal, state, local, and foreign governments (and all agencies thereof) having jurisdiction, and no action, suit, proceeding, hearing, Action, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

Section 3.16. Contracts.

(a) Schedule 3.16 hereto lists the following contracts, agreements and commitments, whether written or oral, to which Seller is a party and that relate to the Business:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Seller, provide for discounts or allowances, or involve consideration in excess of $50,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any grant of right of first refusal or option to purchase the Purchased Assets;

(v) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(vi) any agreement concerning confidentiality or noncompetition;

(vii) any agreement with any officer, director, shareholder or employee (other than the Ordinary Course of Business) of Seller or any Affiliate of such Persons;

(viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(ix) any agreement for the employment or other engagement of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(x) any sales representative or agency agreement, brokers agreement or dealer agreement or other agreement relating to the sale or distribution of products or services of the Business to or by other Persons;

(xi) any power or attorney with respect to the Business;

(xii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xiii) any agreement with a Governmental Authority;

(xiv) any agreement under which Seller has advanced or loaned any Person amounts in the aggregate exceeding $50,000; or

(xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

(b) Seller has delivered to Buyer a true and complete copy of each written agreement (as amended to date) listed on Schedule 3.16 and a written summary setting forth the terms and conditions of each oral agreement referred to on Schedule 3.16. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under the agreement; (iii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iv) no party is in breach or default, or has alleged a breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (v) no party has repudiated any provision of the agreement.

Section 3.17. Licenses, Approvals, Other Authorizations. Seller possesses or has been granted all Licenses necessary for the conduct of the Business as presently conducted, except where such failure to obtain such License would not have a Material Adverse Effect, and all such Licenses are listed on Schedule 3.17 hereto. Except as noted on Schedule 3.17 hereto, all such Licenses are in full force and effect. Except as noted on Schedule 3.17 hereto, no proceeding is pending or, to Seller’s and Shareholder’s knowledge, threatened seeking the revocation or limitation of any License.

Section 3.18. Environmental Matters. Except as set forth in Schedule 3.18 hereto:

(a) Seller and its predecessors are or have been, in compliance with, in all respects, all Environmental, Health, and Safety Laws, except where the failure to comply would not have a Material Adverse Effect;

(b) The Business has been conducted by Seller and each predecessor of Seller, and the condition of the Purchased Assets and the Real Property is and at all times has been in compliance with all requirements of all Environmental, Health, and Safety Laws;

(c) Schedule 3.18 contains a listing of all correspondence, data, reports, investigations, studies and other information known to Seller (copies of all of which have been provided to Buyer) regarding any Hazardous Substances that either in the past were or at present are located at, or emanating from any portion of the Real Property or any other real property now or previously owned or operated by Seller or its predecessors in connection with the Business;

(d) Without limiting the generality of the foregoing, Seller has obtained, currently possesses and is and has been in compliance with, all terms and conditions of all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Laws for the occupation of the Real Property, the ownership and use of the Purchased Assets and otherwise for the conduct of the Business, and all such permits, licenses and authorizations will remain in full force and effect on and after the Closing Date without further action by any party, all of which permits, licenses and authorizations are listed on Schedule 3.18;

(e) Neither Seller nor any of its predecessors has received any written or oral notice, report or other information suggesting that the operation of the Business or condition of the Purchased Assets or the Real Property is in actual or alleged violation of any of the Environmental, Health and Safety Laws, or that any of them have in connection with the Business any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Laws;

(f) None of the following exists at, on, in or under any portion of the Real Property or any other property or facility owned or operated now or in the past by Seller or any of its predecessors in connection with the Business: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas;

(g) Neither Seller nor any of its predecessors has in connection with the Business treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Laws;

(h) Neither Seller nor any of its predecessors has, in connection with the Business, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Laws; and

(i) No facts, events or conditions relating to the Real Property or relating to past or present facilities, properties or operations of Seller or any of its predecessors in connection with the Business will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Laws, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Laws, including without limitation any relating to onsite or offsite releases or threatened releases of Hazardous Substances, personal injury, property damage or natural resources damage.

Section 3.19. Taxes.

(a) Except as set forth on Schedule 3.19 Seller has duly filed all Returns required to be filed by Seller in connection with the Business. All such Returns are true, complete and correct, and all Taxes (whether or not shown on any Return) due in connection with such Returns or otherwise due have been paid in full or provision for their payment has been made in the Most Recent Financial Statements.

(b) None of the Purchased Assets is or at the Closing Date will be encumbered by any Liens arising out of any unpaid Taxes (except for Taxes that are not yet due and payable) and there are no grounds for the assertion or assessment of any Liens against any of the Purchased Assets in respect of any Taxes (other than Liens for Taxes, if payment thereof is not yet due).

(c) Except as set forth on Schedule 3.19, there is no Action or proceeding or unresolved claim for assessment or collection, pending or, to Seller’s and Shareholder’s knowledge, threatened, by, or present dispute with, the United States or any other taxing authority for assessment or collection from Seller of any Taxes of any nature in connection with the Business.

(d) No issue has been raised by any taxing authority in connection with an audit or examination of any Return in connection with the Business, that if raised with regard to any other Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Return. No taxing authority in a jurisdiction where Seller does not file Returns has made a claim, assertion or threat that Seller is or may be subject to taxation in such jurisdiction in connection with the Business.

(e) The reserves for Taxes reflected in the Most Recent Financial Statements are adequate for the payment of all Taxes of Seller in connection with the Business due or to become due in respect of all periods through the date of the Most Recent Financial Statements.

(f) All Taxes that Seller has been required to collect or withhold for in connection with the Business, including, but not limited to, any employee, independent contractor, creditor, stockholder or other party, have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. Seller has not received any reports or other written assertions by agents of any taxing authority of any deficiencies or other Liabilities for Taxes in connection with the Business with respect to taxable periods for which the limitations period has not run. Seller has not waived any statute of limitations in respect of Taxes in connection with the Business or agreed to any extension of time with respect to a Tax assessment or deficiency in connection with the Business.

(g) Seller is not a “foreign person” within the meaning of Code Section 1445(f)(3).

Section 3.20. Accounts Receivable. All accounts receivable of Seller are reflected properly on its books and records, are valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business, are subject to no setoffs, counterclaims or disputes, are current and collectible, and will be collected in accordance with their terms (but in no event later than sixty (60) days after the invoice date) at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Financial Statements.

Section 3.21. Insurance. Schedule 3.21 hereto sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage in connection with the Business or any Purchased Assets:

(a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(b) the policy number and the period of coverage;

(c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Such insurance policies are, with respect to the Business and the Purchased Assets, sufficient for compliance with all requirements of law and of all agreements to which Seller is a party and insure the Purchased Assets and Business against such casualties and contingencies in such amounts, types and forms as are appropriate for the Purchased Assets and Business and as are usual and customary in the industry of which it is a part. Except as set forth on Schedule 3.21 hereto, there are no outstanding claims by Seller under any such insurance policies. Seller has not, with respect to the Business or the Purchased Assets, been refused any insurance nor has Seller’s coverage been limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three (3) years. Seller has, with respect to the Business and the Purchased Assets, timely and duly given all notices required to have been given to any insurance company, and no insurance company has asserted in writing that any claim by Seller is not covered by the applicable policy relating to such claim. Schedule 3.21 hereto describes any self-insurance arrangements affecting Seller in connection with the Business.

Section 3.22. Product Warranty. Substantially all of the products, manufactured, sold, leased, and delivered by Seller have conformed in all Material respects with applicable contractual commitments and all express and implied warranties, and Seller has no Material Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to any reserves for product warranty claims set forth on any of the Financial Statements. Substantially all of the products manufactured, sold, leased, and delivered by Seller are subject to standard terms and conditions of sale in the form provided to Buyer. Schedule 3.22 hereto includes Seller’s standard terms and conditions of sale (containing applicable guaranty, warranty, and indemnity provisions). No product designed, manufactured, sold, leased or delivered by Seller in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable warranty agreement or standard terms and conditions of sale set forth in Schedule 3.22 hereto.

Section 3.23. Product Liability. Seller has no Material Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or liquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased or delivered by Seller.

Section 3.24. Customers and Suppliers. Schedule 3.24(a) hereto lists the customers of Seller for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the dollar amount and percentage of net sales of the Business attributable to such customer. Schedule 3.24(a) also lists any additional customers that Seller anticipates will be customers of the Business for the current fiscal year. Schedule 3.24(b) hereto lists the ten (10) largest suppliers to Seller (based upon dollar amount of purchases by Seller) and sets forth opposite the name of each such supplier the dollar amount of purchases attributable to such supplier. Except as noted on Schedule 3.24(c) hereto, no supplier of the Business has indicated to Seller that it will stop, or substantially decrease the rate of, supplying materials, products or services to the Business and no customer of the Business has indicated to Seller that it will stop, or substantially decrease the rate of, purchasing materials, products or services from the Business.

Section 3.25. Certain Payments. Except as disclosed on Schedule 3.25, to Seller’s and Shareholder’s actual knowledge, neither Seller nor any of its Affiliates, nor, to Seller’s and Shareholder’s knowledge, any other Person associated with or acting for or on behalf of any of them, has, directly or indirectly, made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (d) in violation of any applicable law, except where the failure to comply would not have a Material Adverse Effect.

Section 3.26. Brokers, Finders, Etc. Neither Seller nor Shareholder has employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 3.27. Accuracy of Information; Full Disclosure. All documents delivered by or on behalf of Seller in connection with this Agreement are complete and accurate in all material respects. No representation or warranty of Seller or Shareholder contained in this Agreement or in any Schedule hereto or in any Ancillary Agreement delivered to Buyer pursuant hereto or in connection herewith and none of the written data or information furnished or made available to Buyer by Seller (including, without limitation, any Financial Statements) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. To the knowledge of Seller and Shareholder, there is no fact that has not been disclosed to Buyer that has or could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and Shareholder that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article IV):

Section 4.1. Incorporation; Authorization; Etc. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company proceedings on the part of Buyer. This Agreement has been, and when executed and delivered the Ancillary Agreements to which it is a party will be, duly executed and delivered by Buyer and constitute and will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

Section 4.2. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its property is subject; (b) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court, arbitral body or governmental authority, to which Buyer or any of its property is subject; (c) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or (d) conflict with or result in any breach of any of the provisions of Buyer’s organizational documents.

Section 4.3. Brokers, Finders, Etc. Buyer has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 4.4. Financing. Buyer will have available at the Closing sufficient immediately available funds necessary to consummate the transactions contemplated hereby.

ARTICLE V

COVENANTS OF SELLER, SHAREHOLDER AND BUYER

Section 5.1. Access to Information; Confidentiality.

(a) Between the date of this Agreement and the Closing Date, Seller will, and Shareholder shall cause Seller to, during ordinary business hours, (i) give to Buyer and its authorized representatives full access to all books, records (including, without limitation, all work papers and other documents of Seller and its accountants), plants, offices and other facilities and properties of Seller in connection with the Business, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request and (iii) cause Seller’s officers, employees and advisors to furnish Buyer with such financial and operating data and other information with respect to the Business and the Purchased Assets as Buyer may from time to time reasonably request. Any such inspection or investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

(b) Buyer shall at all times prior to the Closing, hold confidential all information provided to Buyer prior to the Closing by or on behalf of Seller in accordance with the terms of the Confidentiality Agreement dated as of December 6, 2012 between Buyer’s Affiliate and Seller (the “Confidentiality Agreement”).

Section 5.2. Conduct of Business. From the date hereof through the Closing, Shareholder covenants and agrees that, except as consented to or approved by Buyer in writing, Shareholder shall cause Seller (a) to operate the Business in the Ordinary Course of Business, including, without limitation, by maintaining appropriate levels of inventory consistent with past practices, accelerating the invoicing of customers or the collection of accounts receivable in a manner inconsistent with past practices, not delaying the payment of accounts payable and not increasing any line of credit; (b) to make good faith efforts to preserve intact the goodwill of the Business, keep available the services of Seller’s employees and independent contractors, and maintain satisfactory relationships with employees, independent contractors, suppliers, manufacturers, distributors, customers and others having business relationships with Seller; (c) to confer with Buyer concerning operational matters of a material nature; (d) to not take any action of the type described in Section 3.7; (e) to not take or omit to take, or agree to take or omit to take, any other action that would make any representation or warranty of Shareholder or Seller hereunder inaccurate at, or as of any time on or prior to, the Closing Date; and (f) not to purchase any inventory in an amount in excess of $25,000 without Buyer’s prior consent.

Section 5.3. Notification of Certain Matters. Between the date hereof and the Closing, Seller and Shareholder will give prompt notice in writing to Buyer of: (a) any information that indicates that any representation or warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date, (b) the occurrence of any event that has resulted, will result, or has a reasonable prospect of resulting, in a Material Adverse Effect or in the failure to satisfy a condition specified in Article VI hereof, (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (d) any notice or other communication from a Governmental Authority in connection with the transactions contemplated hereby. No notice or disclosure by Seller or Shareholder pursuant to this Section 5.3, however, shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 5.4. Consents; Filings. Seller and Shareholder will use their commercially reasonable efforts to obtain the consents of all Persons, including any Governmental Authority, necessary to the consummation of the transactions contemplated by this Agreement. Seller and/or Shareholder will file, or cause to be filed, with governmental authorities all such filings and submissions as may be required for the consummation of the transactions contemplated by this Agreement.

Section 5.5. Public Announcements. No party shall make, or cause to be made, any press release or public announcement with respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of each other party unless otherwise required by law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 5.6. No Solicitation.

(a) Subject to this Section 5.6, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article IX, neither Seller nor Shareholder shall, nor shall they permit any of their respective Representatives to, directly or indirectly: (i) initiate, knowingly encourage, knowingly facilitate or solicit (including in each case by way of furnishing non-public information of Shareholder or Seller to any Person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer (written or oral) that constitutes, or would reasonably be expected to lead to, any merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or a significant portion of the assets or securities of the Shareholder or Seller (an “Acquisition Proposal”), (ii) initiate, knowingly encourage, participate in or solicit any discussions or negotiations with any Person (whether such discussions or negotiations are initiated by Shareholder, Seller, any of its Representatives or a third party), other than Buyer or its Representatives, regarding or in furtherance of such inquiries or relating to an Alternative Proposal, (iii) provide any non-public information, documentation or data of Shareholder or Seller to any Person, other than Buyer or its Representatives, relating to an Alternative Proposal, (iv) otherwise cooperate with any effort or attempt to make, implement or accept any Alternative Proposal, (v) adopt, approve or recommend any Alternative Proposal, or propose the approval, adoption or recommendation of any Alternative Proposal, or resolve or agree to take any such action or (vi) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to any Alternative Proposal. Shareholder shall immediately cease, and cause Seller and direct their Representatives to terminate, any cooperation with or assistance or participation in any inquiries or proposals of any Persons made prior to the date hereof, and any discussions or negotiations with any Persons conducted theretofore by Shareholder, Seller or any of their Representatives, in each case, with respect to any Alternative Proposal, and request and instruct to be returned or destroyed all non-public information provided by or on behalf of Shareholder or Seller to such Person relating to an Alternative Proposal.

(b) Notwithstanding Section 5.6(a), if at any time following the date of this Agreement and prior to Closing Shareholder or Seller has received any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding an Acquisition Proposal then Shareholder must immediately advise Buyer orally and in writing of the receipt of such Alternative Proposal, specifying the material terms and conditions thereof, the identity of the party making the Alternative Proposal and including a copy of the Alternative Proposal and Shareholder must either (i) immediately terminate any discussions with the Person making the Alternative Proposal, or (ii) if the Board of Directors of Shareholder determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to pursue discussions or negotiations regarding such Alternative Proposal would create a reasonable probability of a breach of its duties to its shareholders imposed by law, then Shareholder may terminate this Agreement in accordance with Sections 9.1(f) and 9.3. Notwithstanding anything herein during the contrary, from and after the date of this Agreement and prior to Closing, unless terminated in accordance with Sections 9.1(f) and 9.3, and then only after termination, neither Shareholder nor Seller may provide any non-public information, documentation or data regarding Shareholder, Seller or the Business to any Person other than Buyer or its Representatives.

Section 5.7. Employee Matters.

(a) Commencing on the Closing Date, Seller shall terminate all employees of the Business and at Buyer’s sole discretion it shall be free to offer employment on an at-will basis to employees of Seller, and Seller shall cooperate in encouraging any such employees to accept employment with Buyer. Seller agrees to cooperate in the transition of any employees accepting such offer to Buyer, including, without limitation, providing Buyer, subject to legal requirements, with access to all personnel records and other information with respect to such employees. Any offer shall be subject to the satisfaction by such employees of the Buyer’s prerequisites for employment including, but not limited to, background check, provision of satisfactory Form I-9, agreement to follow certain policies of the Buyer including, as applicable, the Buyer’s Conflict of Interest policy, and execution of a confidentiality and intellectual property agreement and, where appropriate, execution of a non-competition and non-solicitation agreement. All offers of employment by the Buyer shall be on terms and conditions as the Buyer in its sole discretion shall determine.

(b) The Buyer shall have no liability or responsibility for, and Seller shall have sole liability and responsibility for, any and all severance pay and other employment termination obligations for Seller’s employees who decline the Buyer’s offer of employment, do not receive offers of employment from the Buyer or fail to satisfy the Buyer’s prerequisite for employment. Without limiting the foregoing, Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(c) Seller shall be solely responsible for compliance with the Worker Adjustment and Retraining Notification Act and any Liability arising thereunder as a result of any employment terminations by Seller in connection with the transactions contemplated by this Agreement, including providing any required notification to employees.

(d) Seller agrees that it shall be Seller’s sole responsibility to provide the required notices under Part 6 of Title I of ERISA (“COBRA”) to all M&A Qualified Beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, Q&A 4), and that it shall provide coverage under COBRA to such individuals and shall be responsible for all obligations and liabilities relating to or arising under the COBRA continuation coverage requirements. Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all liabilities, losses, claims, demands, costs, expenses (including, without limitation, actual attorneys’ fees, expenses and costs), and any other Liability whatsoever that the Buyer may incur if Seller fails to provide the required COBRA continuation coverage to M&A Qualified Beneficiaries and the Buyer becomes legally obligated to provide such coverage.

Section 5.8. Transfer Taxes. Seller shall pay the cost of any income, documentary, recording, stamp, sales, excise, transfer, gains or other applicable Taxes in respect of the sale of the Purchased Assets and the filing or recording of any documents or instruments in connection therewith.

Section 5.9. Closing Deliveries. At Closing, Seller, Shareholder and Buyer shall execute and deliver, or cause to be executed and delivered, the applicable documents referenced in Sections 2.6 and 2.7 hereof.

Section 5.10. Further Assurances. Seller, Shareholder and Buyer agree that, from time to time for a reasonable period after the Closing Date, each of them will take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.

Section 5.11. Change of Seller’s Name; Maintenance of Existence. As soon as is practicable after the Closing, but in no event later than five (5) das after Closing Date, Seller shall change its corporate name. Following the Closing, neither the Seller nor any Affiliate thereof, shall, without the prior written consent of the Buyer, make any use of the name “Aydin” or any other name confusingly similar thereto, except as otherwise required (i) by this Agreement, or (ii) in connection with the transactions contemplated by this Agreement. Without the first obtaining the written consent of Buyer, which consent shall not be unreasonably withheld, after the Closing Shareholder shall cause Seller to remain active and in good standing in its jurisdiction for the later of (i) five years, and (ii) until such time as Seller’s obligations hereunder have been fully satisfied.

Section 5.12. Confidentiality. From and after the Closing Shareholder and Seller shall, and shall cause their Affiliates to, hold, and use reasonable and best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Shareholder and Seller can show that such information (a) is generally available to and known by the public through no fault of Seller and any of its Affiliates; or (b) is lawfully acquired by Shareholder, Seller or any of its Affiliates from and after the Closing from sources which are not prohibited from disclosing such information in any way. If Shareholder, Seller or any of their Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Shareholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which Shareholder is advised by its counsel in writing is legally required to be disclosed, provided that Seller and Shareholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.13. Non-Competition; Non-Solicitation.

(a) For a period of 5 years commencing on the Closing Date (the “Restricted Period”), neither Seller nor the Shareholder shall, and they shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(b) During the Restricted Period, Seller nor the Shareholder shall, and they shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 5.7 or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.14(b) shall prevent Shareholder or any of its Affiliates from hiring after six (6) months from the date of termination of employment, any employee whose employment has been terminated.

(c) Shareholder and Seller acknowledge that a breach or threatened breach of this Section 5.14 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any of them of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, and injunction, specific performance of any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Shareholder and Seller acknowledge that the restrictions contained in this Section 5.14 are reasonable and necessary to protect the legitimate interests of Buyer and constitute material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.14 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Law, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product of service or other limitations permitted by Law. The covenants contained in this Section 5.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VI

Conditions to Buyer’s Obligation to Close

Buyer’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

Section 6.1. Representations, Warranties and Covenants of Seller and Shareholder. The representations and warranties of Seller and Shareholder contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, the covenants and agreements of Seller and Shareholder to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed on or before such date, and Buyer shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Seller and Shareholder.

Section 6.2. Filings; Consents. All material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained with, to or from (i) any Governmental Authority and (ii) any third parties listed on Schedule 6.2, in connection with the consummation of the transactions contemplated by this Agreement shall have been made, filed, given or obtained.

Section 6.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify any of the terms of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.

Section 6.4. Transition Services Agreement. At the Closing, Seller, Shareholder and Buyer shall have entered into the Transition Services Agreement.

Section 6.5. Escrow Agreement. At the Closing, Seller, Shareholder and Buyer shall have entered into the Escrow Agreement.

Section 6.6. Lease Termination Agreement. At the Closing, Seller, Buyer, and Teltron Technologies, Inc. (“Teltron”) shall have entered into the Lease Termination Agreement.

Section 6.7. Teltron Lease. At the Closing, Buyer and Teltron shall have entered into the Teltron Lease.

Section 6.8. Due Diligence. Buyer shall have been satisfied in its sole discretion with the results of Buyer’s continuing due diligence investigations of the Business and the Purchased Assets, including, without limitation, with respect to all operational (including customer and supplier relationships), financial, environmental, legal, Leased Real Property and accounting matters.

Section 6.9. Financing. Buyer shall have entered into required documentation regarding this Agreement with BMO Harris Bank, N.A.

Section 6.10. Material Adverse Change. There shall not have been any Material Adverse Change affecting the Business.

Section 6.11. Employment Agreements. Buyer shall have received the executed Employment Agreements.

ARTICLE VII

CONDITIONS TO SELLER’S AND SHAREHOLDER’S OBLIGATION TO CLOSE

Seller’s and Shareholder’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

Section 7.1. Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed on or before such date, and Seller shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Buyer.

Section 7.2. Filings; Consents. All material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained with, to or from (i) any Governmental Authority and (ii) any third parties listed on Schedule 7.2, in connection with the consummation of the transactions contemplated by this Agreement shall have been made, filed, given or obtained.

Section 7.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify the terms of any of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates, each of their respective shareholders, directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Seller Indemnified Parties in connection with or arising from (a) any breach by Buyer of its covenants and agreements contained herein and any Ancillary Agreements; or (b) any breach by Buyer of its representations and warranties contained herein and any Ancillary Agreements.

Section 8.2. Indemnification by Seller and Shareholder. From and after the Closing Date, Seller and Shareholder, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, each of their respective stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from (a) any breach by Seller or Shareholder of their covenants and agreements contained herein and any Ancillary Agreements; (b) any breach by Seller or Shareholder of their representations and warranties contained herein and any Ancillary Agreements; (c) the Excluded Liabilities; (d) any Losses relating to failure to comply with any bulk sales laws; or (e) any matter disclosed in Schedule 3.19 and/or Schedule 3.25.

Section 8.3. Third-Party Claims. Promptly after receipt by a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”) of notice of any matter or the commencement of any Action by a third party in respect of which the Indemnified Party will seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, provided that within fifteen (15) days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefore and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

(b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably withheld);

(c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third-Party Claim; and

(d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party that, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim and proof of its financial responsibility as provided in this Section 8.3, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such Third-Party Claim as provided in this Section 8.3, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article VIII. The reimbursement of fees, costs and expenses required by this Article VIII shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

Section 8.4. Certain Limitations. The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

(a) Seller and Shareholder shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.2(b) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.1, 3.2, 3.4, 3.9 and 3.26 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.2 (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $100,000, in which event Seller shall be required to pay or be liable for all such Losses over such amount. Seller nor Shareholder shall be required to indemnify Buyer Indemnified Parties pursuant to Section 8.2(b) in an aggregate amount in excess of 35% of the Initial Purchase Price.

(b) Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.1 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1 or 4.2 (the “Seller Basket Exclusions”) until the aggregate amount of all Losses in respect of indemnification under Section 8.1(b) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $100,000, in which event Buyer shall be required to pay or be liable for all such Losses over such amount. Buyer shall not be required to indemnify Seller Indemnified Parties pursuant to Section 8.1(b) in an aggregate amount in excess of 25% of the Initial Purchase Price.

(c) Solely for purposes of calculating any Loss under this Article VIII, any inaccuracy in or breach or any representation or warranty shall be determined without regard to any materiality, Materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. Additionally, the caps and baskets set forth in this Article VIII shall not apply to any claims of fraud.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) the mutual consent of Shareholder and Buyer;

(b) either Shareholder or Buyer if the Closing has not occurred by the close of business on October 1, 2013 (the “End Date”), and the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;

(c) either Shareholder or Buyer if a Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have complied with Section 5.4 hereof, and with respect to other matters not covered by Section 5.4 hereof, shall have used commercially reasonable efforts to remove such injunction order or decree;

(d) by Buyer if (i) the Shareholder shall have breached or failed to perform any of the covenants and agreements set forth in Section 5.6, or (ii) a tender offer or exchange offer relating to common stock of the Shareholder shall have been commenced by a Person unaffiliated with Buyer and the Shareholder shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act of 1933, as amended, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement recommending that stockholders reject such tender or exchange offer;

(e) by Buyer if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Shareholder or Seller set forth in this Agreement such that the Buyer’s conditions to the Closing, would not be satisfied and, such breach is incapable of being cured by the End Date; provided that Buyer shall have given the Shareholder at least twenty five (25) days written notice prior to such termination stating Buyer’s intention to terminate this Agreement pursuant to this Section 9.1(e);

(f) by Shareholder if prior to the Closing, the Shareholder Board authorizes the Shareholder, in full compliance with Section 5.6 hereof, to terminate this Agreement provided that the Company shall have paid any amounts due pursuant to Section 9.3 hereof in accordance with the terms, and at the times, specified therein; or

(g) by Shareholder if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that the Shareholder’s and Seller’s conditions to the Closing would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Shareholder shall have given Buyer at least twenty five (25) days written notice prior to such termination stating the Shareholder’s intention to terminate this Agreement pursuant to this Section 9.1(g).

Section 9.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Shareholder and Buyer pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto specifying the basis for such termination, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b) and 10.5 hereof shall survive the termination of this Agreement; provided, however, that termination of this Agreement shall not relieve any party hereto of any liability for any breach.

Section 9.3. Fees. If this Agreement is terminated by Buyer pursuant to Section 9.1(d) or by Shareholder pursuant to Section 9.1(f), then Shareholder shall pay Buyer (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in the amount of the Termination Fee plus Buyer’s Expenses incurred up to the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. Survival. All representations and warranties contained in this Agreement and in any certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years, other than under Section 3.1 and 3.2, which shall survive indefinitely, and any covenants and other agreements shall survive in accordance with their respective terms, and shall be deemed to have been relied upon and shall not be affected in any respect by the Closing, any investigation conducted by any party hereto or by any information that any party may receive.

Section 10.2. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other party. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 10.3. Governing Law; Jurisdiction; Venue.

(a) This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflicts-of-law principles that would require the application of any other law.

(b) Subject to the provisions of Section 10.11, Seller, Shareholder and Buyer irrevocably submit to the jurisdiction of the Courts of the State of Illinois and the United States

District Court for the Northern District of Illinois in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Seller, Shareholder and Buyer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the fullest extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that Seller, Shareholder or Buyer have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Seller, Shareholder and Buyer hereby irrevocably waive such immunity in respect of its obligations under this Agreement.

Section 10.4. Entire Agreement. This Agreement (including all Exhibits, Schedules or other attachments hereto, which are incorporated herein by this reference) and the Ancillary Agreements constitute the complete and exclusive statement of the terms of the agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof.

Section 10.5. Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 10.6. Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, (c) sent by a nationally recognized overnight courier service, or (d) sent by facsimile, in each case to the address or facsimile number and to the attention of the Person (by name or title) set forth below (or to such other address and to the attention of such other Person as a party may designate by written notice to the other parties):

If to Buyer:

Sparton Corporation

425 N. Martingale, Suite 2050

Schaumburg, IL 60173

Attn: Senior Vice President, Corporate Development

Facsimile No.: 847-762-5820

with a mandatory copy to:

Bodman PLC

201 S. Division, Suite 400

Ann Arbor, MI 48104

Attn: Carrie Leahy

Facsimile No.: 734-930-2494

If to Seller:

Video Display Corporation

1868 Tucker Industrial Road

Tucker, GA 30084

Attn: Ronald Ordway

Facsimile No.: 770-493-3903

with a mandatory copy to:

Baker, Donelson, Bearman

Caldwell & Berkowitz, PC

3414 Peachtree Road NE, Suite 1600

Atlanta, GA 30326

Attn: David S. Cooper, Esq.

Facsimile No.: 404-238-9632

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of telephone facsimile transmission on production of a transmission report by the machine from which the facsimile was sent that indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

Section 10.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other party except that Buyer may assign and/or delegate any or all of its rights and obligations hereunder to one or more Affiliates without the consent of any other party and Buyer may collaterally assign this Agreement and any Ancillary Agreements to its lender. In the case of such an assignment and/or delegation to one or more Affiliates of Buyer, Buyer shall remain jointly and severally liable with such Affiliates for all obligations of Buyer hereunder. Any purported assignment of rights or delegation of obligations in violation of this Section, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.

Section 10.8. Headings; Definitions. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article”, “Section” or “Paragraph” refer to the corresponding articles, sections or paragraphs of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. The term “person” as used in this Agreement means an individual, firm, corporation, partnership, limited partnership, limited liability company, limited liability partnership, association, estate, trust, pension or profit-sharing plan, or any other entity, including any governmental entity.

Section 10.9. Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.

Section 10.10. Representation of Parties. The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a party regardless of which party was responsible for the drafting thereof.

Section 10.11. Dispute Resolution.

(a) Negotiation. In the event of any dispute or disagreement between any of the parties hereto as to the interpretation of any provision of this Agreement or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto (“Dispute”), such Dispute, upon the written request of any party hereto, shall be referred to the chief financial officers of each party or their respective designees. The chief financial officers or their respective designees shall promptly meet in good faith to resolve the Dispute. If the chief financial officers or their designees do not agree upon a decision within thirty (30) calendar days after the reference of the matter to them, any party hereto shall be free to exercise the remedies available to it under Section 10.11(b).

(b) Arbitration. The parties hereto agree that if a Dispute arises between them that is not resolved by good faith negotiation as provided in Section 10.11(a), upon ten (10) days’ prior written notice from one party to the other of its intent to arbitrate (an “Arbitration Notice”), then such Dispute, shall be finally and exclusively resolved by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). The parties shall be permitted to conduct such written discovery and depositions as reasonably determined by the panel of arbitrators. The parties shall have ten (10) days from commencement of the arbitration in accordance with the Rules to select two (2) arbitrators by mutual agreement or, failing that, by the American Arbitration Association. Additionally, a third arbitrator will be selected by the other two arbitrators’ mutual agreement, or failing that, by the American Arbitration Association. All arbitration pursuant to this Section 10.11 shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such arbitration shall be admissible for any purpose in any subsequent proceedings. The place of arbitration shall be Chicago, Illinois. All arbitration hearings shall be conducted on an expedited schedule commencing not later than one hundred twenty (120) days following selection of the arbitrators. The arbitrators are only empowered to award damages in accordance with the terms of this Agreement or any Ancillary Agreement. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. 1 et. seq. The award shall be final and binding upon the parties and shall be the sole and exclusive between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrators. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction. Any party may at its expense make a stenographic record thereof. Each party shall pay its own expenses and each party shall pay one-half of the costs and expenses of the arbitrators and the American Arbitration Association.

(c) Nothing contained in this Section 10.11 shall preclude any party hereto from seeking or obtaining from a court of competent jurisdiction (i) injunctive relief, or (ii) equitable or other judicial relief to specifically enforce the provisions hereof or thereof or to preserve the status quo ante pending resolution of Disputes hereunder.

Section 10.12. Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.13. Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

Section 10.14. Exclusive Remedy. Except as otherwise provided in this Agreement, the parties agree that the indemnification provisions in Article VIII hereof shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement.

Section 10.15. Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 10.16. Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 10.17. Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, this Asset Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“SELLER”

Aydin Displays, Inc.

By:

Name:

Title:

“SHAREHOLDER”

Video Display Corporation

By:

Name:

Title:

“BUYER”

Sparton Aydin, LLC

By:

Name:

Title: